Exhibit (h)(8)
AMENDMENT TO
FUND ACCOUNTING AGREEMENT

          This AMENDMENT to FUND ACCOUNTING AGREEMENT (the “Amendment”) made as of November 11, 2011 and effective as of July 1, 2011 between CAVANAL HILL FUNDS, formerly known as American Performance Funds, a Massachusetts business trust (the “Trust”) and CITI FUND SERVICES OHIO, INC., formerly known as BISYS Fund Services Ohio, Inc., an Ohio corporation (“Citi”), to that certain Fund Accounting Agreement, dated July 1, 2004, between the Trust and Citi (as amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, Citi performs certain fund accounting services for each investment portfolio of the Trust (individually a “Fund” and collectively the “Funds”);

WHEREAS, Citi and the Trust wish to enter into this Amendment to the Agreement in order to revise the fees payable by the Trust and incorporate the terms and conditions set forth below;

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and Citi hereby agree as follows:

1.	Fees.

Schedule B of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule B.

2.	Representations and Warranties.

          (a)          The Trust represents (i) that it has full power and authority to enter into and perform this Amendment and (ii) that this Amendment will be presented to the Board of Trustees of the Trust (the “Board”) for the Board’s review and approval.

(b) Citi represents that it has full power and authority to enter into and perform this Amendment.

3.	Miscellaneous.

          (a)           This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment. Except as set forth herein, the Agreement shall remain in full force and effect.

          (b)          Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d) This Amendment may be executed in counterparts, each of which shall be an original but all which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

CAVANAL HILL FUNDS

By: /s/ James L. Huntzinger

Name: James L. Huntzinger

Title: President

CITI FUND SERVICES OHIO, INC.

By: /s/ Joseph L. Rezabek

Name: Joseph L. Rezabek

Title: Vice President

SCHEDULE B

TO THE FUND ACCOUNTING AGREEMENT

AS OF JULY 1, 2011

FEES AND EXPENSES

For the Services provided by Citi hereunder and under the separate Transfer Agency Agreement, Compliance Services Agreement and Rule 22c-2 Services Agreement, the Trust shall pay Citi on the first business day of each month, or as otherwise set forth below, fees for fund accounting, transfer agency, compliance and Rule 22c-2 services, determined at the annual rates set forth below.

Notwithstanding the foregoing, the Fees for the Services provided hereunder and pursuant to the separate Sub-Administration Agreement for the Cavanal Hill Tax Free Money Market Fund shall be governed by that certain separate Omnibus Fee Agreement for the Institutional Tax-Exempt Money Market Fund Agreement dated July 1, 2004, as amended (the “Omnibus Agreement”) but only until such time as the Omnibus Agreement terminates.

I.	Asset-Based Annual Fee

0.035% of the first $2 billion in aggregate net assets of all Funds (excluding any Fund that commences operations after July 1, 2011), plus
0.0275% of the next $2 billion in aggregate net assets of all Funds (excluding any Fund that commences operations after July 1, 2011), plus
0.02% of the aggregate net assets of all Funds (excluding any Fund that commences operations after July 1, 2011) in excess of $4 billion.

II.	Additional Fund Fee

$35,000 base fee per year for each Fund that commences operations after July 1, 2011;
$5,000 per Class fee per year for each Class above one of a Fund that commences operations after July 1, 2011;
$7,500 fee per year per Cusip of a Fund that commences operations after July 1, 2011.

III.	Class Fee

$5,000 per year for each Fund (excluding Funds that commence operations after July 1, 2011) with an A Class.

In addition, there shall be an annual minimum fee for the Funds. The annual minimum fee (calculated and payable monthly) shall equal the product of the number of Funds multiplied by $67,500 (the “Annual Minimum Fee”). Should the amount of fees (excluding expenses or other out of pocket costs) payable to Citi hereunder for a calendar month be less than the Annual Minimum Fee divided by twelve (12), then the Trust shall pay Citi the difference.

IV.	Allocation

For the avoidance of doubt, all fees set forth above, including the Additional Fund Fee and Class Fee, shall be allocated and paid by all Funds.

V.	Out of Pocket Expenses and Miscellaneous Charges

The out of pocket expenses and miscellaneous services fees and charges provided for under this Agreement are not included in the above fees and shall also be payable to Citi in accordance with the provisions of this Agreement.